CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1943

Date of Report (Date of earliest event reported) November 24, 2003
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                         Westland Development Co., Inc.
             (Exact name of registrant as specified in its charter)

               401 Coors Blvd., NW, Albuquerque, New Mexico 87121
                    (Address of principal executive offices)

Registrant's telephone number, including area code: 505-831-9600

                                       N/A
          (Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On November 24, 2003, the registrant was informed that Lee (Polecarpio) Anaya had passed away. The registrant has not selected any person to be appointed to fill the vacancy on the board created by his death. The board also has not yet appointed a person to fill the vacancy previously created by the death of another director. Thus, two vacancies currently exist and the board is reviewing the list of possible candidates to replace the deceased board members.

In addition, two directors have indicated their intent to resign from the board at the end of December, 2003. These resignations are because of their age and health and not because of any disagreement with the registrant on any matter relating to the registrant's operations, policies or practices. Because the resignations have not yet been finalized, the registrant has not acquired statements from the directors expressing this position.

No person has been selected to fill any vacancy on the board that might exist because of these resignations.

The registrant's board is made up of nine members. Some of the remaining board members are elderly, but in good health, however, the death or resignation of any one of the remaining directors would result in a change in the majority of the board.

No other item is reported on in this report.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the resgistrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Westland Development Co., Inc.

                                                     Barbara Page
                                                     -----------------------
                                                     Barbara Page, President
November 25, 2003